Atlantic Innovation Fund

Contract Number: 181936

This Agreement made

BETWEEN:	ATLANTIC CANADA OPPORTUNITIES AGENCY

(hereinafter referred to as “ACOA”)

AND:	NAVITRAK ENGINEERING INCORPORATED,
a corporation duly incorporated under the laws of the Province of
Nova Scotia, having its head office located at 1660 Hollis Street,
Suite 904, Halifax, Nova Scotia B3J 1V7

and

NAVITRAK INTERNATIONAL CORPORATION,
a corporation duly incorporated under the laws of the State of
Nevada, having its head office located at 114 W. Magnolia Street
Suite #446, Bellingham, Washington, USA 98225

(hereinafter referred to as “the Proponent”)

WHEREAS ACOA has established a program, the Atlantic Innovation Fund (AIF), to strengthen the economy of Atlantic Canada by supporting the development of knowledge-based industry. The AIF will help increase the region's capacity to carry out leading-edge research and development that directly contributes to the development of new technology-based economic activity in Atlantic Canada; and

WHEREAS the Proponent submitted a project proposal in response to ACOA's Request for Project Proposals, dated August 23, 2002.

IN CONSIDERATION of their respective obligations set out below, the parties hereto agree as follows.

Article 1 - Deadline for Receipt of Signed Agreement

1.1	This Agreement must be signed by the Proponent and received by ACOA on or before December 31, 2004, failing which it will be null and void.

Atlantic Innovation Fund

Article 2 - Documents Forming Part of this Agreement

2.1    The following documents form an integral part of this Agreement:

These Articles of Agreement
Schedule 1 - General Conditions
Schedule 2 - Statement of Work
Schedule 3 - Claims and AIF Project Cost Principles
Schedule 4 - Commercialization
Schedule 5 - Reporting Requirements
Schedule 6 - Project Fact Sheet for News Release
Schedule 7 - Special Purpose Equipment
Schedule 8 - Pre-Authorized Repayment/Direct Deposit Authorization

2.2	In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

These Articles of Agreement Schedule 1 - General Conditions Schedule 2 - Statement of Work Other Schedules

Article 3 - The Proponent's Obligations

3.1	The Proponent will carry out the Navitrak ACTIVEmapTM Computer (NAMC) Project ("the Project") as described in Schedule 2, Statement of Work, will make claims in accordance with Schedule 3, will commercialize as mentioned in Schedule 4, will issue the reports required under Schedule 5 and will fulfill all of its other obligations hereunder, in a diligent and professional manner using qualified personnel.

3.2	The Proponent shall ensure that the Project is completed on or before March 31, 2006 "Project Completion Date"), unless otherwise agreed to in writing by ACOA.

3.3	In the event the carrying out of the Project involves collaboration with other parties, the Proponent shall provide, prior to any disbursement of funds, satisfactory evidence to ACOA that appropriate agreements exist to ensure the roles and responsibilities of each party are defined.

Atlantic Innovation Fund

Article 4 - The Contribution

4.1	Subject to all the other provisions of this Agreement, ACOA will make a Contribution to the Proponent in respect of the Project, of the lesser of:

(a) 50% of all Eligible Costs (estimated to be $4,200,000); and,

(b) $2,100,000.

4.2	ACOA will not contribute to any Eligible Costs incurred by the Proponent prior to November 27, 2002 nor after the Project Completion Date, unless otherwise agreed to in writing by ACOA.

4.3	ACOA will pay the Contribution to the Proponent in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3.

4.4	ACOA may withhold up to ten percent (10%) of the Contribution prior to the completion of the Project or until such audit as ACOA may require has been performed. In the event that no audit has been performed twelve (12) months after receipt of the final claim, any amount so withheld shall be released to the Proponent.

4.5	At the discretion of ACOA or at the request of the Proponent, ACOA may make payment(s) jointly to the Proponent and a supplier for Eligible Costs which have been incurred.

4.6	(a) At the discretion of ACOA, an advance payment may be made to the Proponent.

(b) To request an advance payment, the Proponent must submit a completed copy of the Advance Payment Request form (provided by ACOA), including a monthly cash flow forecast of requirements for the Eligible Costs to be incurred during the advance period. Such documentation must demonstrate that an advance payment is essential to the successful completion of the project. Each advance payment must be accounted for, to the satisfaction of ACOA, within forty-five (45) days of the end of the advance period for which that advance payment was made.

(c) Should ACOA determine that an advance payment will be made, such payment will be made in accordance with the Treasury Board Policy on Transfer Payments.

Atlantic Innovation Fund

Article 5 - Repayment

5.1	The Proponent shall repay the Contribution to ACOA by annual instalments calculated as a percentage of the Gross Revenues of Navitrak Engineering Incorporated. The amount due to ACOA shall be calculated on an increasing percentage basis, starting at 5% of the Gross Revenues for the Fiscal Year immediately preceding the due date of the first respective payment and increasing by 1% per annum to a maximum of 10% of the Gross Revenues.

5.2	The first repayment is due on September 1, 2007, and subsequent repayments ate due annually until the Contribution has been repaid in full.

5.3	The Proponent agrees that its Fiscal Year presently begins on January 1 and ends on December 31, and there shall be no change of that Fiscal Year except with the prior approval of ACOA.

Article 6 - Other Government Assistance

6.1	The Proponent hereby acknowledges that, no other federal, provincial or municipal government financial assistance other than that described in Section 7.1 of Schedule 2 has been, or will be, requested or received by the Proponent for the Eligible Costs of the Project.

6.2	The Proponent will inform ACOA promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credits, deductions or allowances) to be received for the Eligible Costs of the Project and ACOA will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

Article 7 – Project Financing

7.1	Prior to first disbursement of funds, the Proponent shall submit to ACOA sufficient documentation of confirmation of project financing with terms and conditions acceptable to ACOA.

Article 8 - Special Conditions

8.1	(a)	The Proponent shall attain Equity, satisfactory to ACOA, in the total amount of
($852,105) or before the date of the first disbursement by ACOA to the
Proponent.

Atlantic Innovation Fund

(b)	Unless otherwise authorized by ACOA in writing, this level of Equity shall be maintained until all of the Proponent's undertakings in regard to commercialization mentioned in Schedule 4 have been fulfilled.

Article 9 - Notice

9.1	Any notice to ACOA will be addressed to:

Atlantic Canada Opportunities Agency 1801 Hollis Street Suite 600 Halifax, Nova Scotia B3J 3C8 Attention: Ms. Mary-Ellen Valkenier Fax No: (902) 426-2054

9.2	Any notice to the Proponent will be addressed to:

Navitrak Engineering Incorporated 1660 Hollis Street, Suite 904 Halifax, Nova Scotia B3J IV7 Attention: Joel Srickland Fax No: (902) 429-1582

and

Navitrak International Corporation 114 W. Magnolia Street, Suite #446 Bellingham Washington, USA 98225 Attention: Robert Knight Fax No: (888) 639-4097

Article 10 - Entire Agreement

10.1	This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

Atlantic Innovation Fund

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

ATLANTIC CANADA OPPORTUNITIES AGENCY,

Per:	/s/ John Knubley	December 22, 2004
	(Signature)	(Date)

	John Knubley	Vice-President, Nova Scotia
	(Name)	(Title)

NAVITRAK ENGINEERING INCORPORATED,

Per:	/s/ Joel Strickland	December 22, 2004
	(Signature)	(Date)

	Joel Strickland	President
	(Name)	(Title)

Per:	/s/ Elizabeth A. Duncan	December 29, 2004
	(Signature)	(Date)

	Elizabeth A. Duncan	Chief Financial Officer
	(Name)	(Title)
NAVITRAK INTERNATIONAL CORPORATION,

Per:	/s/ Robert Knight	12/22/04
	(Signature)	(Date)

	Robert Knight	President
	(Name)	(Title)

	(Signature)	(Date)

	(Name)	(Title)

Atlantic Innovation Fund

SCHEDULE 1 - GENERAL CONDITIONS

1. Definitions For the purposes of this Agreement,

"Agreement" means the agreement to which these General Conditions relate, consisting of Articles of Agreement and the Schedules referred to in these Articles.

"Background Intellectual Property" means the intellectual property rights in the technology developed prior to the beginning of the Project and required for the carrying out of the Project or the exploitation of the Foreground Intellectual Property.

"Contribution" means the funding, in Canadian dollars, payable by ACOA under the Agreement.

"Eligible Costs" means the Project cost elements specified in the Statement of Work in Schedule 2 and incurred by the Proponent in accordance with Schedule 3, Section B, AIF Project Cost Principles, excluding but not limited to those Project cost elements that may be specifically mentioned in the Statement of Work as not being supported by ACOA.

"Equity" means the aggregate of.

(i)	Proponent's share capital;

(ii)	The Proponent's retained earnings, contributions or other surpluses;

(iii)	The Proponent's deficit accounts not considering operational losses allowed by ACOA;

(iv)	Loans to the Proponent by the shareholders if the loans are subordinated to all other liabilities for a period specified by ACOA;

(v)	Where ACOA agrees, loans to the Proponent by parties other than shareholders, if the loans are subordinated to all other liabilities for a period specified by ACOA;

(vi)	Less advances to shareholders; and,

(vii)	Less any amounts included (i) to (v) that in the opinion of ACOA inflate net worth.

"Fiscal Year" means the Proponent's fiscal year as set out in Article 5, subsection 5.3.

"Foreground Intellectual Property" means all technical data, including without limitation, all designs, specifications, software, data, drawings, plans, reports, patterns, models, prototypes, demonstration units, practices, inventions, methods, applicable special purpose equipment and related technology, processes or other information conceived, produced, developed or reduced to practice in carrying out the Project, and all rights therein, including without limitation, patents, copyrights, industrial designs, trade-marks, and any registrations or applications for the same and

Atlantic Innovation Fund

all other rights of intellectual property therein, including any rights which arise from the above items being treated by the Proponent as trade secrets or confidential information.

“Gross Revenues” means all revenues, receipts, monies and other considerations of whatever nature earned or received by the Proponent, whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis. Transactions with related persons (as that term is defined in the Income Tax Act) will be deemed made in an amount equal to the fair market value for a similar product at the time of the transaction.

“Interest Rate” means the rate of interest equal to a rate three percent (3%) higher than the average Bank of Canada discount rate for the previous month.

“Project” means the project described in Schedule 2.

“Project Completion Date” means the date set in the Articles of Agreement for the completion of the Project.

“Quarterly” means where documents are required to be submitted on a quarterly basis pursuant to this Agreement, they shall be submitted in accordance with the dates set out in Schedule 5, section 2.

“Resulting Products” mean the Foreground Intellectual Property and/or any products resulting from the use of the Foreground Intellectual Property.

“Schedule” means a schedule to the Agreement.

“Statement of Work” refers to the document in Schedule 2 containing the description of the Project.

2. Material Changes

No material changes will be made to the estimated total scope or nature of any element of the Project without the prior written consent of ACOA. Without limiting the generality of the foregoing, a material change will have occurred if:

(a)	a Project performance milestone is not expected to be achieved within six (6) months of the projected completion date mentioned in the Statement of Work for that element;

Atlantic Innovation Fund

(b)	the estimated Eligible Costs and/or the total Project costs mentioned in the Statement of Work are expected to be exceeded by 20% or more;

(c)	the Project is carried out at locations other than those mentioned in the Statement of Work;

(d)	a change to key Project personnel, key Project collaborators or partners, Project financing, or ownership of the Proponent has occurred;

(e)	a change in respect of any other aspect of the Project which has been specifically identified in another part of the Agreement as a “material change” for the purpose of this provision, has occurred.

3. Disposal of Assets

The Proponent shall retain possession and control of the Project assets, the cost of which has been contributed to by ACOA under the Agreement, and shall not dispose of the same without the prior approval of ACOA. In the event disposal is approved, it shall be conducted in accordance with the Special Purpose Equipment Schedule 7 of this Agreement.

4.	Claims for Payment

4.1	Overpayment by Minister

Where for any reason:

(a)	the Proponent is not entitled to the Contribution; or

(b)	ACOA determines that the amount of the Contribution disbursed exceeds the amount to which the Proponent is entitled,

the Proponent will repay to ACOA, promptly and no later than thirty (30) days from notice from ACOA, the amount of the Contribution disbursed or the amount of the overpayment, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to ACOA in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

4.2 Set-off Rights of Minister

Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that ACOA may set off against any amounts that may be payable to the Proponent pursuant to this Agreement, any amounts owed by the Proponent to Her Majesty in Right of Canada under legislation or contribution agreements and the Proponent shall declare to

Atlantic Innovation Fund

ACOA any such amounts outstanding in that regard when making a claim for payment under Schedule 3.

5.	Monitoring

5.1	Minister's Right to Audit Accounts and Records

The Proponent will, at its own expense, preserve and make available for audit and examination by ACOA or ACOA's representatives the books, accounts and records of the Project and the information necessary to ensure compliance with the terms and conditions of this Agreement, including payment of amounts to ACOA and to assess the success of the Project and the AIF Program. ACOA will have the right to conduct such additional audits at ACOA's expense as may be considered necessary using the audit staff of ACOA, the Audit Services Group of Consulting and Audit Canada, an independent auditing firm or the Proponent's external auditors. The Proponent will ensure that any licence agreement it enters into for the exploitation of the Foreground Intellectual Property will contain provisions to enable the Proponent to obtain audit certificates from the licencees' accounts and records in respect of amounts that may be used by the Proponent to calculate the payment due to ACOA under this Agreement.

5.2 Access to Premises

The Proponent will provide the representatives of ACOA reasonable access to the Proponent's premises to inspect and assess the progress of the Agreement or any element thereof and supply promptly on request such data as ACOA may reasonably require for statistical or project evaluation purposes.

5.3 Access to Third-Party Information and Premises

The Proponent will assist ACOA with the implementation of the Agreement and facilitate access by ACOA to information from third parties and to the premises of third parties, relating to the Agreement.

6.	Representations, Warranties and Undertakings

6.1	Power and Authority of Proponent

The Proponent represents and warrants that it is duly incorporated and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

6.2 Authorized Signatories

Each party represents and warrants that the signatories to the Agreement have been duly authorized to execute and deliver the Agreement.

Atlantic Innovation Fund

6.3 Binding Obligations

Each party represents and warrants that the execution, delivery and performance of the Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

6.4 No Pending Suits or Actions

The Proponent warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement. The Proponent will advise ACOA forthwith of any such occurrence during the term of the Agreement.

6.5 No Gifts or Inducements

The Proponent represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining the Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit the Agreement for a commission, contingency fee or any other consideration dependent upon the execution of the Agreement.

6.6 Intellectual Property

The Proponent shall provide ACOA, prior to first disbursement of funds, a certificate of a knowledgeable and authorized officer of the Proponent setting out the following representations and warranties and certifying that they are true and correct:

(a)	that it has taken appropriate steps to ensure that the Proponent either owns the Background Intellectual Property or holds sufficient rights in the same to permit the Project to be carried out and the Foreground Intellectual Property to be exploited.

(b)	that the title to the Foreground Intellectual Property is to be vested and, unless otherwise agreed to in writing by ACOA, to remain exclusively with the Proponent.

(c)	that it shall take appropriate steps to protect the Foreground Intellectual Property and shall, upon request, provide information to ACOA in that regard.

6.7 Compliance with Environmental Protection Requirements

The Proponent shall apply, in relation to the Project, in all material respects, the requirements of all applicable environmental laws, regulations, orders and decrees and regulatory bodies having jurisdiction over the Proponent or the Project.

6.8 Other Agreements

The Proponent represents and warrants that it has not entered, and undertakes not to enter, without ACOA's written consent, into any agreement that would prevent the full implementation of the Agreement by the Proponent.

Atlantic Innovation Fund

6.9 Dividend Restriction

The Proponent will not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project and other Proponent's obligations under the Agreement, including the making of payments to ACOA as required under the Agreement.

6.10 Other Financing

The Proponent remains solely responsible for providing or obtaining the funding, in addition to the Contribution, required for the carrying out of the Project and the fulfilment of the Proponent's other obligations under the Agreement.

6.11 Lobbyist Act

The Proponent represents and warrants that any person that has lobbied, or who lobbies on its behalf to obtain the Agreement, or any benefit thereunder, and who is required to be registered pursuant to the Lobbyists Registration Act, R.S.C. 1985, c. (4th Supp.), is registered pursuant to that Act.

7.	Term of Agreement

7.1	Commercialization

(a)	The Agreement will terminate when all amounts due-by the Proponent to ACOA under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of ACOA.

(b)	In the event all of the Proponent's undertakings in regard to commercialization mentioned in Schedule 4 have been fulfilled and the Proponent has demonstrated to the satisfaction of the Agency that Gross Revenues have not been or will not continue to be generated, notwithstanding 7. 1 (a), the Agreement will terminate.

7.2 Audit

The audit rights of ACOA under section 5 above will survive for three years following the termination date established under subsection 7.1 above.

8.	Default and Recovery

8.1	Events of Default

The following constitute Events of Default:

(a)	the Proponent is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

Atlantic Innovation Fund

(b)	an order is made or appealed by the Proponent or a resolution is passed for the winding-up of the Proponent or it is dissolved;

(c)	the Proponent has intentionally submitted false or misleading information to ACOA or intentionally made a false or misleading representation;

(d)	any term, condition or undertaking in the Agreement is not complied with in any material respect;

(e)	the Proponent neglects or fails to pay to ACOA any amount due in accordance with this Agreement; or

(f)	in the opinion of ACOA the Proponent ceases to carry on business,

provided that ACOA will not declare an event of default has occurred by reason of subsections 8.1 (c), (d) or (e) unless ACOA has given notice to the Proponent of the condition or event which in ACOA's opinion constitutes an event of default and the Proponent has failed, within thirty (30) days of receipt of the notice, either to correct the condition or event complained of or to demonstrate, to the satisfaction of ACOA, that it has taken such steps as are necessary to correct the condition, and has notified ACOA of the rectification.

8.2 Remedies on Default

If an Event of Default has occurred, or in the opinion of ACOA is likely to occur, ACOA may exercise one or more of the following remedies:

(a)	suspend any obligation by ACOA to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such suspension;

(b)	terminate any obligation of ACOA to contribute or continue to contribute to the Eligible Costs, including any obligation to pay any amount owing prior to the date of such termination;

(c)	require the Proponent to repay to ACOA all or part of the Contribution paid by ACOA to the Proponent, and pay ACOA any amounts due under the Agreement, together with interest at the Interest Rate. The interest, calculated daily and compounded monthly, shall accrue commencing upon the date which, in the opinion of ACOA, the Event of Default occurred.

8.3 Remedies Fair and Reasonable

The Proponent acknowledges that in view of the policy objectives served by ACOA's agreement to make the Contribution, the fact that the Contribution comes from public monies, and that the amount of damages sustained by the Crown in the event of default is difficult to ascertain, that it

Atlantic Innovation Fund

is fair and reasonable that ACOA be entitled to exercise any or all of the remedies provided for in this Section 8 and to do so in the manner provided for in this section if an event of default occurs; provided that in exercising any remedy in accordance with subsection 8.2(c) other than for a breach of subsection 8.1(e), ACOA will credit the Proponent for any amounts paid to ACOA pursuant to Article 5 Repayment of this Agreement.

8.4 No Waiver

The fact that ACOA refrains from exercising a remedy it is entitled to exercise under the Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent ACOA in any way from later exercising any other right or remedy under the Agreement or other applicable law.

9. Indemnity

The Proponent shall indemnify and save harmless, ACOA from and against all liability, actions, claims, losses, damages, costs and expenses which may be brought against or suffered by ACOA and which ACOA may incur, sustain or pay arising out of or relating to any injury to, or death of, a person or loss or damage to property or other loss or damage caused or alleged to be caused by the Proponent or its servants, agents, subcontractors, or independent contractors in the course of carrying out the obligations of the Agreement.

10.	Repayment

10.1	Application of Payment

When any payment is received from the Proponent on account of a repayable Contribution or an Event of Default, ACOA shall apply that payment first to reduce any accrued interest owing and then, if any part of the payment remains, to reduce the outstanding principal balance.

10.2 Prepayment

The Proponent may, at any time, make prepayments on account of repayment installments and each such prepayment will be applied first to interest owing and secondly to repayment installments in reverse order of maturity.

10.3 Overdue

The Proponent shall pay, where the account is overdue, and in addition to any amount payable, interest on that amount at the Interest Rate. The interest, calculated daily and compounded monthly, shall accrue from the due date until payment is received.

10.4 Fee

A $15 (fifteen) administration fee will be charged on every payment for which insufficient funds were available in the account identified for payment.

Atlantic Innovation Fund

11.	Force Majeure

11.1	Event of Force Majeure

The Proponent will not be in default by reason only of any failure in performance of the Project in accordance with Schedule 2 if such failure arises without the fault or negligence of the Proponent and is caused by any event of force majeure.

11.2 Definition of Force Majeure

Force majeure means any cause which is unavoidable or beyond the reasonable control of the Proponent, including war, riot, insurrection, orders of government, strikes or any Act of God or other similar circumstance which is beyond the Proponent's control, and which could not have been reasonably circumvented by the Proponent without incurring unreasonable cost.

12.	Communications

12.1	Consent to Public Announcements

The Proponent hereby consents to public announcements by or on behalf of ACOA containing any of the information contained in Schedule 6 entitled “Project Fact Sheet for News Release”.

12.2 Confidentiality Obligation

ACOA will inform the Proponent of the date on which the first public announcement is to be made and the Proponent will not disclose the existence of this Agreement until such date.

12.3 Public Domain

After official announcement of the Project by the ACOA, or sixty (60) days after execution of this Agreement by the Proponent, whichever is earlier, information appearing on the Project Fact Sheet, as attached hereto, will be considered to be in the public domain.

12.4 Public Communications

The Proponent shall acknowledge ACOA's contribution in any public communication of the Project and shall obtain the approval of ACOA before preparing any announcements, brochures, advertisements or other materials that will display the ACOA logo or otherwise make reference to ACOA.

12.5 Reporting under Security Laws

Nothing in this Agreement shall be interpreted as preventing the fulfilment by the Proponent of its reporting obligations under applicable security laws.

Atlantic Innovation Fund

13.	Notice

13.1	Form and Timing of Notice

Any notice, information or document provided for under the Agreement shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent, and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

13.2 Change of Address

A party may change the address which that party has stipulated in the Agreement by notifying in writing the other party of the new address.

14. Compliance with Laws

In implementing the Agreement, the Proponent will comply with all applicable federal, provincial and municipal laws, including but not limited to statutes, regulations, by-laws, ordinances and decrees.

15. Members of Parliament

No member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in the Agreement.

16.	Annual Appropriations

16.1	Parliamentary Allocation

Any payment by ACOA under this Agreement is subject to there being an appropriation for the fiscal year of ACOA, beginning on April I and ending on the following March 31, in which the payment is to be made and to cancellation or reduction in the event that departmental funding levels are changed by Parliament.

16.2 Lack of Appropriation

In the event that ACOA is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the parties agree to review the effects of such a shortfall in the Contribution on the implementation of the Agreement and to adjust, as appropriate, the Commercialization requirements specified in Schedule 4.

Atlantic Innovation Fund

17.	Confidentiality

17.1	Consent Required

Subject to section 12 and the Access to Information Act, each party shall keep confidential and shall not without the consent of all parties disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

17.2 International Dispute

ACOA is hereby authorized to disclose any of the information referred to in subsection 17.1 above where, in the opinion of ACOA, such disclosure is required to an international trade panel for the purposes of the conduct of a dispute in which Canada is a party or a third party intervener. ACOA shall give prior notice to the Proponent of such disclosure.

18. Consent of ACOA

Whenever the Agreement provides for the Proponent obtaining the consent or agreement of ACOA, it is understood that such consent or agreement shall not be unreasonably withheld and that ACOA may make the issuance of such consent or agreement subject to reasonable conditions.

19. No Assignment of Agreement

The Proponent shall not assign the Agreement nor any part thereof without the prior written consent of ACOA.

20. Compliance with Post-Employment Provisions

The Proponent confirms that no individual for whom the post-employment provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

21. Contribution Agreement Only

The Agreement is a contribution agreement only, not a contract for services or a contract of service or employment, and nothing in the Agreement, the parties relationship or actions is intended to create, nor shall be construed as creating, a partnership, employment or agency

Atlantic Innovation Fund

relationship between them. The Proponent is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of Canada, nor shall the Proponent make a promise, agreement or contract and incur any liability on behalf of Canada, and shall be solely responsible for any and all payments and deductions required by the applicable laws. The recipients shall indemnify and save harmless the Minister in respect of any claims arising from failure to comply with the foregoing.

22. Binding Agreement

This Agreement is binding on the parties and their successors and permitted assigns.

23. Severability

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

24. Applicable Law

The Agreement shall be interpreted in accordance with the laws in force in the province from which the contract is issued.

25. Insurance Coverage

The Proponent shall obtain appropriate insurance coverage until the completion of the Project.

26. Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

Atlantic Innovation Fund

SCHEDULE 2 - STATEMENT OF WORK

1. Description of the Work Background

The Proponent's current system technology is classified as an “Electronic Flight Bag” (EFB) application -- electronic display systems intended primarily for cockpit/flight deck or cabin use. EFB devices can display a variety of aviation data or perform basic calculations (e.g., performance data, fuel calculations, etc.). In the past, some of these functions were traditionally accomplished using paper references or were based on data provided to the flight crew by a “flight dispatch” function.

The Proponent's current product, the AeroNAVITRAKer™, has been used primarily in law enforcement, forest fire fighting, military, and fire department applications. It is equipped with:

•	A mapping engine for raster and vector maps

•	Geo-referencing sensors connected to video and infrared cameras

•	Rudimentary camera position control and image footprint overlay

•	Commercial-off-the-shelf (COTS) display and computing platforms

•	Limited video processing functions

These components perform passive functions, such as present maps, display video, calculate distances, look for addresses, etc. The main job of interpreting the data provided by the equipment is the responsibility of the operator.

The concept of the AIF project is to develop a system that will utilize data provided by an array of sensors, the mapping engine, the image depository, and image processing algorithms to provide usable information in real time. The intent is that the system will ultimately perform functions related to object detection, object recognition, compression, video visualization, and video mining to enable effective data delivery to the customer.

Project Objective

The objective of this project is to develop a real time mission management and sensor control system that will significantly advance the utility of digital maps and electro-optic payloads for many mobile applications.

Atlantic Innovation Fund

Project Scope

The Proponent's background technology is a system comprised of proprietary digital moving map software loaded on COTS tablet computers and is deployed primarily in fixed wing and rotary aircraft.

The Proponent also has an alpha/demonstration level capability to display the line-of-sight intercept of a gimbal-stabilized day/night infrared camera image as a footprint on the digital moving map.

It is anticipated that this project will move the data acquisition, camera control, and image processing activities from the domain of the mapping software engine to dedicated hardware to be developed within the scope of this project. This will free the mapping module processor to work as a map server - retrieving map images from either raster maps or vector databases at a much faster rate than is possible with primary reliance on a software solution.

The development of this powerful dedicated hardware will necessitate a substantive redesign and reconfiguration of the Proponent's digital map software. In addition, new inter-module communications protocols and airworthy interfaces will be required.

The proposed system will be expected not only to gather geo-referenced video/infrared images and electro-optic sensor data, but also to extract the data in real time. An unprecedented level of intelligence will also be added to the system through data fusion and the development of digital image and signal processing algorithms for object detection, identification and tracking.

The scope of this project includes all management and technical efforts required to design and develop the Navitrak ACTIVEmapTM Computer (NAMC). These activities will include- project management and control, background systems analysis, data throughput assessments, sensor dataflow assessments, systems requirements definitions, systems engineering, hardware design and prototyping, software design and programming, development of inter-modular communication protocols, interface design, and requirements demonstration and validation.

The work will be broken out into two phases:

Phase One will provide the empirical, quantifiable basis upon which to design the NAMC system and assess the specifications of all underlying components contemplated in the system. It will establish the foundation upon which the detailed engineering work to be completed in Phase Two can be performed.

Atlantic Innovation Fund

Phase Two will encompass the necessary system, hardware, and software engineering to develop and verify a commercial ready system.

Resulting Product

The resulting product will be a real-time mission management and sensor control system, Navitrak ACTIVEmap™ Computer (NAMC), which will be targeted for use in manned or unmanned airborne assets, ground based vehicles, or handheld devices.

Key Personnel

Joel Strickland
Chief Executive Officer

Mr. Strickland will be responsible for overall administration of the project and commercialization activities.

Dr. Adam Wolinski
Director of Technology

Dr. Wolinksi will be responsible for project management and the product's structural design.

Ping Chen
Chief Software Architect and Systems Engineering

Mr. Chen will be responsible for the software architecture and commercial readiness of the system.

Atlantic Innovation Fund

2.	Description of Major Activities
	PHASE I	ASSESSMENT AND DESIGN

Objective

•	To develop a System Design Specification document that encompasses all major design and functional requirements in a clear and concise manner.

Activity This phase will require four major activities:

A.	Evaluation of the background technology - the AeroNAVITRAKerTM system

B.	Assessment of typical sensor dataflow

C.	Assessment of current gimbal-stabilized camera control feature

D.	Development of a system design specification document

A.	Evaluation of the Background Technology - the AeroNavitracker System

The AeroNavitracker will undergo an assessment to measure its current performance and future growth capability. Activities related to this assessment will include the following:

	•	Measurement of performance rates of the current system components

	•	Assessment of the software architecture and performance with respect to its potential for modification and migration to a new real-time operating system

	•	Measurement of the inter-system communications rate structure

The evaluation of the AeroNavitracker System will determine what components/elements can be carried forward for modification and inclusion in the proposed resulting product. The deliverable will be a performance assessment document.

Atlantic Innovation Fund

B.	Assessment of-Typical Sensor Dataflow

The Proponent will analyse the characteristics of the data streams generated by the range of sensors deployed on a typical asset platform such as gimbal stabilized cameras, inertial measuring units (IMU), global positioning systems (GPS), and digital video recorders.

Activities related to this analysis will include the following:

• Development of a methodology to log and synchronize the digital data derived from images (video from camera) and sensor data

• Development of automated offset modeling tools to process images and synchronize them in a common time base for calibration

• Measurement of relevant data flows associated with selected sensors

This assessment will provide information related to the system speed required to meet the objective of the development of a real-time system. The deliverable will be a report outlining required system specifications to interface with various sensor types.

C.	Assessment of Current Gimbal-Stabilized Camera Control Feature

The Proponent will measure and document the current performance of the Video Annotation Unit (VAU)-based gimbal stabilized camera control features.

Activities will include the building of a camera model to measure dynamically all gimbal (internal and external) movements, throughput rates, power consumptions, and telemetry data flows. The assessment will also include experiments related to developing a better understanding of optical sensor packages, the effect of zoom levels, and output to video recorders.

This assessment will provide information related to the new system requirements and potential design limitations related to camera control functionality. The deliverable will be a report outlining the performance of the VAU-based camera control approach and limitations.

D.	Development of a Systems Design Specification Document

The Proponent will develop a System Design Specification document that encompasses all major design and functional requirements of the proposed Resulting Product in a clear and concise manner.

Atlantic Innovation Fund

Phase One Challenges

•	The AeroNAVITRAKerTM digital moving map software source code is complex and encompasses hundreds of thousands of lines of code, with tremendous overlapping and shared code across multiple application modules and will require significant reverse engineering and parsing in order to assess the potential performance of this code for the new system. Significant human capital resources will be dedicated to mitigate this risk.

•	The engineering associated with verifying various sensor manufacturer's actual specifications and performance claims is challenging and requires detailed, primary level measurements. Gaining access to the known sensors available today and anticipating future alternatives will also be a challenge. Significant human capital resources will be dedicated to mitigate this risk.

•	Development of the engineering plan to meet overall project objectives within the time and resources allocated for completion of the Resulting Product will require excellent market information. Significant human capital will be dedicated to carefully determining customer driven requirements and specifications for the Resulting Product.

Phase One Deliverable

•	A System Design Specification document that encompasses all major design and functional requirements of the proposed Resulting Product in a clear and concise manner.

The completion of Phase One activities will establish the foundation for the detailed engineering work to be completed in Phase Two.

Atlantic Innovation Fund

Phase II	Development and Testing

Objective

•	To complete the necessary system, hardware and software engineering required to develop and verify a commercial-ready Resulting Product.

Activity The primary development activities are:

A.	Development of an integrated electronics system (a computing platform) and the core software applications

B.	Development of a mechanical/thermal enclosure for the system

C.	Development of the display/user interface hardware

D.	Testing of the modules and the overall system

E.	Overall Systems Design and Project Management

A.	Development of an Integrated Electronics System and the Core Software Applications

Five custom, interconnected electronic modules will form the system's computing platform, consisting of:

	1)	Image Overlay/Data Fusion Module

	2)	Image Recording/Storage/Management Module

	3)	Mapping Engine Module

	4)	Sensor Control Module

	5)	Image Analysis Module

Development work will be undertaken in accordance with the Design Specifications as determined in Phase 1. Each module will include the following activities:

•	Printed circuit board level of design and mechanical thermal design (hardware)

•	Field Programmable Gate Arrays configuration code design and programming (FPGA)

•	Processor level software code development (software)

Atlantic Innovation Fund

1.	Image Overlay/Data Fusion Module

Objective

	•	To develop a module which will be capable of merging into one image at 30 Hz a minimum of 4 full XGA size (1024x768) raster images from either internal or external sources.

Deliverable

	•	A production prototype that demonstrates this module's ability to merge into one image at 30Hz a minimum of 4 full XGA size (1024x768) raster images as per the System Design Requirements.

2.	Image Recording/Storage/Management Module

Objective

	•	To develop a module which can capture, process, compress and digitally store the camera's or other EO/IR sensor's image, synchronize these images with the digital image stream, as well as receive formatted time-tagged data from other sources such as the GPS receiver and IMUs.

The objective will be fulfilled when:

	•	Uncompressed images can be viewed on the NAMC display in near real time.

	•	Compressed images from CF created in NAMC's image recording/storage/management module can be viewed on a PC-based, COTS

JPEG2000 compatible image viewer.

Deliverable

	•	A production prototype that demonstrates the module's ability to capture, process, compress, and digitally store the camera's or other electro-optic/infrared sensor's images and to synchronize them with the digital image stream. In addition the prototype should demonstrate its ability to receive formatted time-tagged data from other sources such as the GPS receiver and IMUs as per the System Design Requirements.

Atlantic Innovation Fund

3.	Mapping Engine Module

Objective

	•	To develop a module which will generate moving map raster images from compressed map image transport format at a 30Hz update ratio in full XGA format (1024x768).

Deliverable

	•	A production prototype that generates moving map raster images from compressed map image transport format at a 30Hz update ratio in full XGA format (1024x768) as per the System Design Requirements.

4.	Sensor Control Module Objective

	•	To develop a module which will provide a user interface (UI) to sensors attached to the NAMC system that allows incidental or continuous sensor control as required in airborne operations.

The module development objective will be fufilled when, in semi-static conditions (no lateral movement, only attitude change), the sensor control module's UI allows manual and automatic initialization of the sensor suite.

Deliverable

	•	A production prototype that provides incidental or continuous sensor control as required by the System Design Requirements.

5.	Image Analysis Module

Objective

	•	To develop a module which will apply certain transformation algorithms to real-time image data in order to extract image information that is not readily evident to the naked eye and to generate three-dimensional images in real time.

Deliverable

	•	A production prototype that utilizes digital signal processing capabilities for real- time image processing.

Atlantic Innovation Fund

B.	Development of a Mechanical/Thermal Enclosure

Objective

• To design a physical form factor that provides mechanical support for NAMC's electronic components and modules.

This will be a customized electronic enclosure. Its size will be decided during design, but is expected to comply with the smallest practical Air Transport Unit standards.

Deliverable

• A production prototype appropriate for airworthiness testing.

C.	Development of the Display/User Interface Hardware

Objective

• To develop display/ user interface hardware which will enable the system to display images formatted by NAMC's image overlay/data fusion module and provide user feedback/control requests to modify NAMC's status.

Deliverable

• A production prototype which meets Design Specification Requirements for the display/ user interface.

D.	Airworthiness and Flight Testing

Objective

• To complete testing to verify that the system prototype is compliant with applicable airworthiness and military standards.

This activity will include a series of tests designed to verify that the sensor control module, the digital image processor module, and the entire system performance is as detailed in the System Design Requirements document.

Deliverable

• A report outlining the system's performance relative to applicable airworthiness and military standards.

E.	Capital Acquisitions

Acquisition of the capital assets required to support the overall project.

Atlantic Innovation Fund

Phase Two Challenges

The key challenges relate to the possibility that the costs required to complete the project have been underestimated. There is a high degree of complexity and technical challenge involved in many of the tasks, particularly those involving synchronization of data flows from various sources at substantially higher computing speeds than the background system achieved. Specific measures will be put in place to mitigate the risks include the following:

The migration of the mapping software to a real-time system may present challenges to the present software design and development team as they have not worked with a real-time operating system. However, the Project Manager and head of Technical Innovation has experience in this area and management processes will be put in place to ensure that problems are identified quickly so that appropriate support can be provided to team members or new resources added.

The ultimate commercial success of the Resulting Product is considered tied to the Product's suitability in a wide variety of circumstances with minimal adjustments or human intervention, from installation through to data retrieval by the customer. The Resulting Product will be expected to interface with several different types of sensors, with each type also being made by a range of different manufacturers- each with different specifications. For example, it is recognized that different brands of cameras have their own characteristics and it will be a challenge to create generic algorithms and a generic sensor control system that can be applied homogenously to all camera types. The risk of commercial failure due to this problem will be mitigated by applying appropriate engineering practices and addressing anticipated high risk areas early in the project.

The marketing team will seek to support the technical team by working closely with customers and original equipment manufacturers to enable the technical team access to a wide range of sensors thus ensuring strong communication between the technical team, the marketing team, and potential end users. Processes are being put in place to ensure that the project team maintains its market focus and, if technical problems arise which will limit market acceptance, adjustments to the workplan are made in a timely manner.

Phase Two Deliverable

•	A prototype of the Resulting Product which meets the requirements of the System Design Specification document.

Atlantic Innovation Fund

3.	Key Project Collaborator(s)

None.

4.	Project Location(s)

Halifax, Nova Scotia Amherst, Nova Scotia

California and/or Maryland (hardware development and testing) United Arab Emirates (airworthiness and flight time)

Atlantic Innovation Fund

5. Project Schedule

					2003				2004				2005	2006
ID	Task Name	Start	Finish	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Qtr 1 Qtr 2	Qtr 3 Qtr 4 Qtr 1 Qtr 2
1	1. Assessment and Design	Wed 02/11/27	Mon 05/01/31
2	Completion of detailed specifications for the Resultant Product Wed 02/11/27		Mon 05/01/31										01/31
3	2. Development	Fri 04/10/01	Fri 06/03/31
4	A. Image Overlay/Data Fusion Module	Fri 04/10/01	Thu 05/03/31
5	Completion of Image Overlay/Data Fusion Module	Fri 04/10/01	Thu 05/03/31										03/31
6	B. Image Recording/Storage/Mgmt	Sat 05/01/01	Thu 05/06/30
7	Completion of Image Recording/Storage/Mgmt	Sat 05/01/01	Thu 05/06/30											01/01
8	C. Mapping Engine	Sat 05/01/01	Thu 05/06/30
9	Completion Mapping Engine Module	Sat 05/01/01	Thu 05/06/30											06/30
10	D. Sensor Control Module	Fri 05/04/01	Fri 05/09/30
11	Completion of Sensor Control Module	Fri 05/04/01	Fri 05/09/30											09/30
12	E. Image Analysis Module	Sat 05/10/01	Fri 06/03/31
13	Completion of Image Analysis Module	Sat 05/10/01	Fri 06/03/31											03/31
14	3. Mechanical/Thermal Enclosure	Fri 05/04/01	Sat 05/12/31
15	Completion of Mechanical/Thermal Enclosure	Fri 05/04/01	Sat 05/12/31											12/31
16	4. Display/User Interface Device	Wed 05/06/01	Sat 05/12/31
17	Completion of Display/User Interface Device	Wed 05/06/01	Sat 05/12/31											12/31
18	5. Airworthiness & Flight Testing	Wed 05/06/01	Fri 06/03/31
19	Test results indicate a commercial-ready Resulting Product	Wed 05/06/01	Fri 06/03/31											03/31

Atlantic Innovation Fund

6. Milestones

FORM "B" - MILESTONES

1	Completion of detailed specifications for the Resulting Product	System Design Specification document satisfactory to the ACOA	January 31, 2005
2	Completion of image overlay/data fusion module	Prototype produced in accordance with System Design Specifications	March 31, 2005
3	Completion of image recording/storage module	Prototype produced in accordance with System Design Specifications	June 30, 2005
4	Completion of mapping engine module	Prototype produced in accordance with System Design Specifications	June 30, 2005
5	Completion of sensor control module	Prototype produced in accordance with System Design Specifications	September 30, 2005
6	Completion of image analysis module	Prototype produced in accordance with System Design Specifications	March 31, 2006
7	Completion of the development of a mechanical/thermal enclosure	Prototype produced in accordance with System Design Specifications	December 31, 2005
8	Completion of development of display/user interface hardware	Prototype produced in accordance with System Design Specifications	December 31, 2005
9	Completion of airworthiness and flight testing	Results of testing indicate a commercial ready Resulting Product	March 31, 2006

Atlantic Innovation Fund

7.	Eligible Costs

7.1	Project Cost and Financing

PROJECT COSTS		PROJECT FINANCING

Eligible Costs:	Total	Cash Contributions:	Total

Capital Assets	$495,474	AIF Contribution	$2,100,000

Wages and Salaries,	2,016,471	Proponent Contribution	$2,100,000
including payroll burden

Other Operating Expenses	1,688,055

Total Eligible Cost	$4,200,000	Total Cash Contributions	$4,200,000

Atlantic Innovation Fund

7.2 Detailed Breakdown of Eligible Project Costs

Other Capital Assets

Special equipment	$495,474

Wages and Salaries, including payroll burden

Salaries	$1,884,552

Payroll burden (7% of salaries and wages)	$131,919

$2,016,471

Other Operating Expenses

Professional fees and consultants	$1,054,871

Operating overhead (33.6% of salaries and wages)	$633,184

$1,688,052

TOTAL-ELIGIBLE COSTS	$4,200,000

Atlantic Innovation Fund

SCHEDULE 3 - CLAIMS AND PROJECT COSTS PRINCIPLES

A. CLAIMS

1.	ACOA will pay the Contribution to the Proponent, in respect of Eligible Costs incurred, on the basis of claims which will:

	(a)	be submitted on a quarterly basis (“Claim Period”);

	(b)	be submitted on AIF claim forms, within forty-five (45) days of the end of each Claim Period;

	(c)	be accompanied with details of all costs being claimed, which will be substantiated by such documents as may be required by ACOA and presented in accordance with the structure and the milestones contained in the Statement of Work in Schedule 2.

	(d)	be certified by the chief financial officer of the Proponent or other person satisfactory to ACOA;

	(e)	include a deduction for Eligible Costs included in a previous claim but which have not been paid by the Proponent within ninety (90) days of such claim;

	(f)	include a certification as to whether or not any amounts referred to in Schedule 1, subsection 4.2 of this Agreement are due and details of any such amounts.

2.	In regard to subsection 1(e) above, ACOA may request at any time that the Proponent provide satisfactory evidence to demonstrate that Eligible Costs have been paid.

3.	Within one hundred and twenty (120) days of the submission of the final claim, the Proponent shall submit a statement certified by the Proponent's chief financial officer attesting to the Eligible Costs for the entire Project having been incurred and paid.

4.	No claim for the Contribution will be processed if there are any Progress Reports, as required in Schedule 5, outstanding.

Atlantic Innovation Fund

B. AIF PROJECT COST PRINCIPLES

1.	General Principle

The total Eligible Costs of the Project shall be the sum of the applicable direct costs which are, or will be reasonably and properly incurred, in the performance of the Project, less any applicable credits. These costs shall be determined in accordance with the Proponent's cost accounting system as accepted by ACOA and applied consistently over time.

2.	Definition of Reasonable Cost

	(a)	A cost is reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

	(b)	In determining the reasonableness of a particular cost, consideration shall be given to:

		(i)	whether the cost is of a type generally recognized as normal and necessary for the conduct of the performance of the Project;

		(ii)	the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, and Agreement terms;

		(iii)	the action that prudent business persons would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

		(iv)	significant deviations from the established practices of the Proponent which may unjustifiably increase the Eligible Costs; and

		(v)	the specifications, delivery schedule and quality requirements of the particular Project as they affect costs.

Atlantic Innovation Fund

3.	Eligible Costs and Cost Categories

Eligible Costs have been classified under four categories: Buildings and Major Renovations; Other Capital Assets; Wages and Salaries; and, Other Operating Expenses.

Eligible Costs include all reasonable direct and incremental costs deemed essential for the implementation of the Project and that are not specifically identified as being ineligible by the Agency. These include the following:

	(a)	Building and Major Renovations

Building and major renovations include costs related to a new construction and costs related to renovations to an existing building whether owned or leased (i.e., leasehold improvements).

Building and major renovation costs may be eligible under AIF but only on a very selective basis and only if absolutely essential for the Project. Proponents are required to clearly demonstrate the requirement for an investment in new infrastructure as opposed to utilization of existing facilities. It should be noted that AIF assistance for eligible Buildings and Major Renovation costs would not normally exceed thirty percent (30%) of the Proponent's costs.

	(b)	Other Capital Costs

This category includes capital assets other than those included in Buildings and Major Renovations and that are considered essential for the Project. These include assets such as testing equipment, computers, furniture, machinery and any other equipment that is considered essential for the Project. Technology rights, also covered under this category, include the costs incurred for the acquisition of the rights to use technology up to the completion date of the Project.

	(c)	Wages and Salaries, including payroll burden

Since remuneration for the cost of human resources is usually a significant portion of project costs, these are presented separately from Other Operating Expenses.

The acceptable wages and salary costs will be those considered essential for the Project and may include the services of engineers, scientists, technologists, technicians, draftspersons and market researchers. AIF will support the hiring of incremental research expertise, including faculty whose principal focus is the funded initiative, and whose research, teaching and outreach, while directly related to the objectives of the funded initiative, will also strengthen faculties and enhance graduate opportunities. Incremental wages and salary costs of faculty must be above and beyond the normal paid wages and salaries paid by the university.

Atlantic Innovation Fund

At no time will the AIF fund teaching activity. However, in cases where existing faculty is assigned to an AIF Project, the backfilling cost (i.e., salary of the replacement personnel) is an Eligible Cost under the program. Proponents should be careful not to double claim, by claiming both the R&D position and the backfilled position of faculty. The salary of the replacement personnel is the only Eligible Cost allowable.

In order to properly manage and exercise financial control of a project, a Proponent may have to assign qualified management and administrative personnel to a project. These costs may be eligible provided that incremental resources are required.

Payroll burden associated with the eligible wages and salaries, which includes items like group insurance, pension plans, employer's share of federal deductions, etc., is also eligible for personnel directly associated with the Project.

(d)	Other Operating Expenses

This category includes all other costs that are not included in the previous three cost categories.

(i) Direct Materials and Consumables

Direct materials include those consumed in carrying out the Project, including those utilized in the production of models, prototypes or pilot plants. Direct materials may be purchased solely for the Project or issued from the Proponent's inventory at cost.

(ii) General Office Expenses

Cost for expenditures such as office supplies, courier charges, telecommunications (e.g., phone, fax, internet), and other office expenses are eligible expenses if directly attributable to the Project. Only the incremental cost is acceptable.

(iii) Lease/Rent of Facilities

The Project may be located in facilities that are leased or rented. Lease and rental payments are eligible if incremental. These costs are only acceptable up to the completion date of the Project. Furthermore, cost allocation for the use of existing space owned by the Proponent is not eligible.

Atlantic Innovation Fund

(iv) Overhead Allocation

Certain proponents may not be able to individually track and account for expenses at a project level basis, and may prefer to use allocations to calculate certain expenses such as General Office Expenses and utilities. In such cases, an Overhead allocation may be calculated by the Proponent and used to estimate these costs. If so, provide detailed explanations (supported by data) of the method used to estimate the overhead allocation. Historical data can be used to estimate incremental overhead costs that the Proponent will incur as a result of the Project. An appropriate factor (e.g., salary, square footage or other cost) should be used.

The overhead allocation is not intended to cover a portion of the Proponent's existing general overhead costs (e.g., security, administration, general insurance, maintenance, etc.).

(v) Professional Fees and Consultants

Legal fees for patent searches and patent filing fees are acceptable. (Patent filing fees will only be allowed for countries that are identified as necessary for the success of the Project.) Patent costs will be charged at actual cost. Maintenance fees and all expenses incurred protecting a patent are not acceptable.

Also eligible are the cost of consultants engaged to carry out additional market research, technical searches, financial analyses or other investigations which, in the opinion of ACOA, are desirable to determine the specifications and characteristics of the product and are required for determining the course of the development activities. The eligible cost acceptable for a consultant is the actual incurred and paid contract amount.

(vi) R&D Subcontracts and Services

This category is strictly related to research and development activities of the Project. The amount acceptable from a subcontract is the actual incurred and paid contract amount. If the subcontract is to be done by a related party to the Proponent, or by a key collaborator, the expense will be eligible at cost as this is a non-arm's length transaction. Any such case must be fully disclosed by the Proponent.

The cost related to the preparation of the first engineering draft of a user manual or related to defining or refining the specifications of a product, process or service under development are acceptable.

Atlantic Innovation Fund

Testing services fees, that are conducted by testing organizations or accredited laboratories (e.g., Canadian Standards Association, Underwriters Laboratories or Canada Mortgage and Housing Corporation) and that are essential to the success of the Project, will be eligible. Testing services will be charged at actual cost. Regulatory costs, where required, will be accepted.

(vii) Travel Expenses

Travel expenses may be included as Eligible Costs and are defined as those reasonable travel related costs that are necessary to, and incurred solely in performance of, the Project. "Reasonable" travel costs would be those which are generally comparable to the Treasury Board Travel Guidelines for the Public Service and exclude items such as entertainment and first class air fare, etc. Food and accommodations costs are normally expected to be less than $200 per day in Canada and $250 (Canadian) per day outside Canada.

(viii) Other Costs

There may be other legitimate project costs that do not fit within any of the preceding cost categories.

4.	Ineligible Costs

Ineligible costs may include, but are not necessarily restricted to such items as:

	(a)	costs of land, goodwill and asset costs in excess of fair market value;

	(b)	fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation;

	(c)	motor vehicles and vessels not used exclusively for the-Project;

	(d)	selling and advertising expenses;

	(e)	general expenses;

	(f)	dues and other memberships unless specifically authorized in the Statement of Work;

	(g)	interest costs, bond discount, and other financing costs;

	(h)	marketing, advertising or other costs which pertain to the commercialization phase;

	(i)	professional fees, salaries, overhead or other costs incurred in the normal course of operations and not incremental to the Project;

	(j)	in-kind contributions; and

	(k)	expenditures incurred and cost commitments made before proposal receipt date.

Atlantic Innovation Fund

5. Credits

The applicable portion of any income, rebate, allowance, or any other credit relating to any applicable direct costs, received by or accruing to the Proponent, shall be credited to the Eligible Costs.

Atlantic Innovation Fund

SCHEDULE 4 – COMMERCIALIZATION

1.	Work in Atlantic Canada

Unless otherwise agreed to in writing by ACOA, the Proponent will ensure that the Resulting Products are exploited through their production in Atlantic Canada until March 31, 2016.

2.	Licensing Agreement

In the event the Proponent enters into a licensing agreement to fulfill the obligations set out in subsection 1 above, the Proponent shall provide ACOA with a copy of the licensing agreement when it is executed.

Atlantic Innovation Fund

SCHEDULE 5 - REPORTING REQUIREMENTS

1.	Initial Report

The Proponent shall submit, on or before the date of the first disbursement, the following reports satisfactory to ACOA (format to be provided by ACOA). These reports will be updated annually as per the Annual Reporting requirements in section 3 below. They are:

	(a)	Current Fiscal Year Estimated Cost Breakdown by Major Activities;

	(b)	Estimated Cost Breakdown by Category and by Fiscal Year; and

	(c)	A progress report, as described in section 2 below, covering the time period from project start up to October 31, 2004.

2.	Quarterly Progress Reports

The Proponent shall submit progress reports on a Quarterly basis, within forty-five (45) days of each quarter, which quarterly periods end on the following dates: March 31, June 30, and September 30. For the purposes of this Agreement each progress report shall contain:

	(a)	a description of the progress made in the fulfilment of the Statement of Work during the quarter, detailed by Activity as defined in the Statement of Work;

	(b)	a statement of milestones achieved, if any, during the quarter;

	(c)	an assessment of any significant delay in completing the Project or the attainment of any milestone identified in the Statement of Work, the reasons for such delay, and mitigation measures being taken; and,

	(d)	the Proponent's revised Projections of Project cash flows for the current Fiscal Year, if any significant change is expected.

3.	Annual Reporting

	(a)	Annual Progress Report

By March 31, 2005, and by the same date each year thereafter, the Proponent shall provide to ACOA a written progress report containing:

Atlantic Innovation Fund

(i)	a description of the progress in completion of the Project activities, in comparison with the schedule and milestones contained in the Statement of Work and the related Project expenditures for that segment of Project activities;

(ii)	the Proponent's revised Estimated Cost Breakdown by Category and by Fiscal Year;

(iii)	the Current Fiscal Year Estimated Cost Breakdown by Major Activities;

(iv)	an indication of any delay in completing the Project and the reasons for such delay, together with the Proponent's revised schedule and any proposed revisions to the Statement of Work; and,

(v)	a description of any new scientific/technical developments in the industry (e.g., new discoveries, new patents) which may affect the commercialization potential.

(b)	Annual Information Updates

By March 31, 2005 and by the same date each year thereafter until this Agreement ends in accordance with section 7 of the General Conditions (Schedule 1), the Proponent shall provide the following information updates to ACOA:

	(i)	an update of expected results as set out in Form AIF - 1 (Table 1: Project Indicator Template) attached hereto.

	(ii)	a summary of the progress made in the fulfilment of specific commitments in regard to Commercialization in Atlantic Canada identified in Schedule 4.

	(iii)	an identification of any planned or completed transfer to commercial production, transfer outside of Atlantic Canada, sale, lease or other disposal of Special Purpose Equipment;

	(iv)	evidence satisfactory to ACOA that the project continues to operate within agreed upon standards.

(c)	Annual Financial Statements

The Proponent shall provide ACOA with a copy of its annual audited financial statements within six (6) months following the end of each Fiscal Year.

Atlantic Innovation Fund

(d)	Auditor's Certification on Revenues

Within six (6) months following the end of each fiscal year o f the Proponent, the Proponent shall provide ACOA an auditor prepared certificate, satisfactory to ACOA, setting out the Gross Revenues from the Resulting Product(s) for the immediately preceding fiscal year.

4. Project Review

A Project Review Committee shall be established. The Committee shall consist of a representative of ACOA, an external science advisor, and a representative of the Proponent. Unless otherwise agreed to by all parties, the Project Review Committee will meet at least annually during the Project Period at a mutually agreeable time, to review the progress of the Project.

Atlantic Innovation Fund

FORM AIF - 1

RESULTS MEASUREMENT GUIDE

Table 1: Project Indicator Template

[Note: The second column should reflect the agreed to targets.]

	Target (expected
	results over
Indicator	life of Project)	Notes

New products/processes	1	Resulting Product is
		commercial ready.

New licences sold	250	Number of aircraft equipped
		with Resulting Product

Atlantic Innovation Fund

SCHEDULE 6 - PROJECT FACT SHEET FOR NEWS RELEASE

Program: Atlantic Innovation Fund	Project No.: 181936

Name & Address of Proponent:	Proponent Contact:
Navitrak Engineering Incorporated
1660 Hollis Street, Suite 904,	Name: Joel Strickland
Halifax, Nova Scotia B3J 1V7	Telephone: (902) 429-1438
- and -	Fax: (902) 429-1582
Navitrak International Corporation
114 W. Magnolia Street, Suite #446
Bellingham, Washington, USA 98225

Project Location: Halifax, Nova Scotia

Sector of Activity:	Project Purpose: to develop a	real-time	mission
Information Technology – Communications	management and sensor control	system	that will
significantly advance the utility of digital maps and
electro-optic payloads.

Total Costs: $4,200,000	Eligible Costs: $4,200,000

Authorized Assistance: $2,100,000	Other Assistance: N/A

Project Start Date: November 27, 2002	Project Completion Date: March 31, 2006

Project Description and Anticipated Results:

Navitrak's base product offers digital moving map software with the global positioning signal (GPS) position of an aircraft overlaid on the digital map and tracked as the aircraft moves. Navitrak's advanced Observer Task Manager system adds additional overlays that represent the data output by various specialized cameras and sensors. In these systems, Navitrak not only locates the aircraft on a moving map, but also displays a “field of view” footprint on the map that is representative of the location where the camera is acquiring imagery.

This project will build on Navitrak's knowledge of customer requirements, digital mapping technology and sensor integration to create Navitrak ACTIVEmap™ Computer (NAMC). The proposed project will expand and accelerate the capabilities of existing systems so that they not only gather geo-referenced images and data, but also analyze and extract the data's information content in real time. The incorporation of digital image and signal processing algorithms will enable Navitrak to develop automated camera control algorithms for detecting and following moving or dynamic “targets” from a moving platform. The targets could be as diverse as vehicles under surveillance, forest fire perimeters, oceanic oil spills or algae blooms.

It is anticipated that NAMC will have applications for the military, homeland security, airborne law enforcement, search and rescue, firefighting, critical infrastructure surveillance, resource and utility management, and corporate helicopter/fixed wing services markets. Further, as more airborne platforms become uninhabited, Navitrak's products will be increasingly demanded to replace the context provided by pilots and operators with the precise sensor-based data of the NAMC.

The economic benefits of the project include the retention of approximately ten current research and development staff and the engagement of another six to eight technical personnel. Incremental export sales of $4 million per year (based on equipping 40-50 aircraft per year) are also forecast.

Atlantic Innovation Fund

SCHEDULE 7 - SPECIAL PURPOSE EQUIPMENT

1.	(a) The Proponent shall notify ACOA promptly in writing of any:

	(i)	sale, lease or other disposition ; or

	(ii)	transfer to commercial use within its own production capability or otherwise of any prototype, pilot plant or other equipment acquired or manufactured for the purpose of the Project ("the Special Equipment"), if ACOA has contributed to the cost of the Special Equipment under this Agreement.

(b) If so directed 50.00% of the:

	(i)	proceeds of disposition of the Special Equipment; or

	(ii)	fair market value of the Special Equipment.

2.	The total amount payable by the Proponent pursuant to subsection 1(b) shall not exceed the Contribution.